EXHIBIT 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports Third Quarter and Nine-Month 2014 Results
-Q3 Sales Increased 14% and Pretax Income Improved 35% from Last Year –
-Nine-Months Sales and Pretax Income Increased 23% & 61% from Same Period Last Year-

WEST MELBOURNE, Florida -- November 12, 2014 -- RELM Wireless Corporation (NYSE MKT: RWC) today announced its financial and operating results for the third quarter and nine months ended September 30, 2014.

For the quarter ended September 30, 2014, sales increased 14.1% to approximately $8.7 million, compared with approximately $7.6 million for the same quarter last year.  Pretax income for the quarter ended September 30, 2014 increased 35.1% to approximately $1.1 million, compared with approximately $767,000 for the same quarter last year.  The Company recognized income tax expense of approximately $380,000 for the third quarter 2014, compared with approximately $253,000 for the same quarter last year.  Income tax expense for the third quarter was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the quarter ended September 30, 2014 was approximately $656,000, or $0.05 per basic and diluted share, compared with approximately $514,000, or $0.04 per basic and diluted share, for the same quarter last year.

Gross profit margin for the third quarter 2014 was 43.7% of sales, compared with 43.1% of sales for the same quarter last year.  The gross profit margin performance for the third quarter 2014 represented an improvement of 0.9% from the second quarter and 3.5% from the first quarter of this year.  Selling, general and administrative expenses totaled approximately $2.8 million (31.8% of sales) for the third quarter 2014, compared with $2.5 million (33.0% of sales) for the same quarter last year.

The Company had approximately $28.2 million in working capital as of September 30, 2014, of which $15.5 million was comprised of cash and trade receivables.  This compares with working capital of $25.7 million as of December 31, 2013, of which $10.8 million was comprised of cash and trade receivables. The Company had no balance outstanding under its revolving credit facility at September 30, 2014.

RELM President and Chief Executive Officer David Storey commented, “The third quarter continued our positive momentum from the first half of the year, and our financial and operating results reflected improvement compared with last year’s third quarter.  We were encouraged by sales for the quarter, which yielded approximately 14% growth over the same quarter last year, even without any individually significant orders.  Consistent with the first two quarters, we also continued to realize success with new state, local and international opportunities.  This is indicative of the progress being made in broadening RELM’s sales base and addressable market.”

Mr. Storey continued, “Additionally, gross profit margins continued their improvement for the second consecutive quarter, and our balance sheet remains a strength.  Although historically the fourth quarter can be a challenge, I believe our increasing traction in a larger addressable market provides a favorable outlook for the remainder of the year and into 2015.”

For the nine months ended September 30, 2014, sales increased 22.5% to approximately $25.6 million compared with approximately $20.9 million for the same period last year.  Pretax income for the nine months ended September 30, 2014 improved 61.1% to approximately $2.7 million, compared with $1.7 million for the same period last year.  For the nine months ended September 30, 2014 the Company recognized income tax expense of approximately $864,000, compared with approximately $539,000 for the same period last year.  Income tax expense for the nine month period was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the nine months ended September 30, 2014 increased 61.5% to approximately $1.8 million, or $0.13 per basic and diluted share, compared with $1.1 million, or $0.08 per basic and diluted share, for the same period last year.

Gross profit margins for the nine months ended September 30, 2014 were 42.3% of sales, versus 44.2% of sales for the same period last year.  Selling, general and administrative expenses for the nine months ended September 30, 2014 totaled approximately $8.1 million compared with approximately $7.6 million for the same period last year.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Thursday, November 13, 2014.  Shareholders and other interested parties may participate in the conference call by dialing 877-407-8031 (international/local participants dial 201-689-8031) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on November 13, 2014.  The call will also be webcast at http://www.relm.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast.  An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until November 21, 2014, by dialing 877-660-6853 (international/local participants dial 201-612-7415) and entering the conference ID# 13587311.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift toward interoperability gained momentum as a result of significant communications failures in critical emergency situations.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

As an American Manufacturer for more than 65 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: changes or advances in technology; the success of our LMR product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; heavy reliance on sales to agencies of the U.S. government; our ability to utilize deferred tax assets; retention of executive officers and key personnel; our ability to manage our growth; government regulation; business with manufacturers located in other countries; our inventory and debt levels; protection of our intellectual property rights; acts of war or terrorism; any infringement claims; provisions in our charter documents and under Nevada law that may discourage a potential takeover; maintenance of our NYSE MKT listing; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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(Financial Tables To Follow)

RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except share data) (Unaudited)
	Three Months Ended		Nine months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Sales, net	$8,670	$7,600	$25,552	$20,864
Expenses
Cost of products	4,881	4,328	14,739	11,640
Selling, general and administrative	2,756	2,505	8,141	7,580
Total expenses	7,637	6,833	22,880	19,220

Operating income	1,033	767	2,672	1,644

Other income (expense):
Net interest income (expense)	0	0	1	0
Other income (expense)	3	0	(7)	11
Total other income (expense)	3	0	(6)	11

Income before income taxes	1,036	767	2,666	1,655

Income tax expense	(380)	(253)	(864)	(539)

Net income	$656	$514	$1,802	$1,116

Net earnings per share-basic:	$0.05	$0.04	$0.13	$0.08
Net earnings per share-diluted:	$0.05	$0.04	$0.13	$0.08
Weighted average shares outstanding-basic	13,655,988	13,580,471	13,641,520	13,563,486
Weighted average shares outstanding-diluted	13,781,534	13,648,570	13,741,750	13,619,676

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)
	September 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$10,906	$7,945
Trade accounts receivable (net of allowance for doubtful accounts of $122 and $84 at September 30, 2014 and December 31, 2013, respectively)	4,547	2,844
Inventories, net	11,684	11,575
Deferred tax assets	2,862	3,836
Prepaid expenses and other current assets	2,128	1,920
Total current assets	32,127	28,120
Property, plant and equipment, net	1,189	1,045
Deferred tax assets, net	3,165	3,072
Capitalized software, net	887	1,478
Other assets	271	308
Total assets	$37,639	$34,023

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,848	$950
Note payable	5	-
Accrued compensation and related taxes	1,306	779
Accrued warranty expense	352	292
Accrued other expenses and other current liabilities	173	154
Deferred revenue	291	281
Total current liabilities	3,975	2,456

Deferred revenue	244	147
Note payable	18	-
Total liabilities	$4,237	$2,603
Commitments and contingencies
Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares none issued or outstanding.	-	-
Common stock; $.60 par value; 20,000,000 authorized shares: 13,665,087 and 13,588,804 issued and outstanding shares at September 30, 2014 and December 31, 2013, respectively	8,199	8,153
Additional paid-in capital	24,806	24,672
Accumulated earnings (deficit)	397	(1,405)
Total stockholders' equity	33,402	31,420
Total liabilities and stockholders' equity	$37,639	$34,023